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                                                                     EXHIBIT 5.1


                   OPINION OF BROBECK, PHLEGER & HARRISON LLP

                        BROBECK, PHLEGER & HARRISON LLP
                              38 Technology Drive
                         Irvine, California 92618-5312

                               December 21, 2000


Endocare, Inc.
7 Studebaker
Irvine, California 92618

        Re: Endocare, Inc. Registration Statement on Form S-3 for Resale of 1,942,260 Shares of Common Stock

Ladies and Gentlemen:

        We have acted as counsel to Endocare, Inc., a Delaware corporation (the "Company") in connection with its registration of 1,942,260 shares of Common Stock (the "Shares") as described in the Company's Registration Statement on Form S-3 ("Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Shares consist of shares of Common Stock which are issued and outstanding (the "Issued Shares") and shares of Common Stock which are issuable upon exercise of certain warrants (the "Warrant Shares"), all as described in the Registration Statement.

        This opinion is being furnished in accordance with the requirements of
Item 16 of Form S-3 and Item 601(b)(b)(i) of Regulation S-K.

        We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the original issuance and sale of the Issued Shares and the warrants referenced above (the "Warrants"). Based on such review, we are of the opinion that the Issued Shares are duly authorized, validly issued, fully paid and nonassessable and that, when issued and paid for in accordance with the terms of the Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or
Item 509 of Regulation S-K.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                           Very truly yours,

                                           /s/ BROBECK, PHLEGER & HARRISON LLP
                                           -----------------------------------
                                           Brobeck, Phleger & Harrison LLP